UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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ASTEC INDUSTRIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ASTEC INDUSTRIES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 26, 2018

TO THE SHAREHOLDERS:

The Annual Meeting of Shareholders of Astec Industries, Inc., a Tennessee corporation, will be held at the Company's offices at 4101 Jerome Avenue, Chattanooga, Tennessee, on April 26, 2018, at 10:00 a.m., Chattanooga time, for the following purposes:

1.	To elect three directors in Class II to serve until the Annual Meeting of Shareholders in 2021, or in the case of each director, until a successor is duly elected and qualified.

2.	To vote on a non-binding resolution to approve the compensation of the Company's executive officers.

3.	To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the calendar year 2018.

Only shareholders of record at the close of business on February 20, 2018 are entitled to notice of, and to vote at, the Annual Meeting.  The transfer books will not be closed.  A complete list of shareholders entitled to vote at the Annual Meeting will be available for inspection by shareholders at the Company's offices from March 11, 2018 through the Annual Meeting.

By Order of the Board of Directors

Stephen C. Anderson
Secretary

Dated:  March 9, 2018

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING IN PERSON, YOU MAY VOTE YOUR SHARES VIA A TOLL-FREE TELEPHONE NUMBER OR VIA THE INTERNET OR YOU MAY SIGN, DATE, AND RETURN THE PROXY APPOINTMENT CARD.  IF YOU DO ATTEND THE MEETING, YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY APPOINTMENT AND VOTE IN PERSON.

ASTEC INDUSTRIES, INC.
1725 Shepherd Road
Chattanooga, Tennessee 37421
(423) 899-5898

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
April 26, 2018

The proxy appointment is solicited by and on behalf of the Board of Directors of Astec Industries, Inc. for use at its Annual Meeting of Shareholders to be held on April 26, 2018, at 10:00 a.m. Chattanooga time and at any adjournments thereof.  The Annual Meeting will be held at the Company's offices at 4101 Jerome Avenue, Chattanooga, Tennessee.

On or about March 12, 2018, the Company began mailing to its shareholders a notice containing instructions for voting and how to access this Proxy Statement and the Company's 2017 Annual Report online, and the Company began mailing a full set of the proxy materials, including this Proxy Statement, a proxy card or voting instruction form and the Company's 2017 Annual Report, to shareholders who had previously requested delivery of a paper copy of the proxy materials. For information on how to vote your shares or request a paper copy of the proxy materials, see the instructions included on the proxy card or voter instruction form and under "Proxies and Voting" on page 2 of this Proxy Statement.  If you request a paper copy of the proxy materials it will be mailed to you within three business days.

  Only holders of record of the Company's Common Stock as of the close of business on February 20, 2018 will be entitled to notice of, and to vote at, the Annual Meeting.  As of such record date, there were 23,072,241 shares of Common Stock outstanding and entitled to be voted at the Annual Meeting.  A shareholder is entitled to one vote for each share of Common Stock held.

QUORUM AND VOTING REQUIREMENTS
A majority of the outstanding shares of Common Stock entitled to vote on any proposal at the Annual Meeting, either present or represented by proxy, constitutes a quorum for the Annual Meeting. A quorum is necessary to conduct business at the Annual Meeting. The presence, in person or by proxy, of holders of Common Stock representing a majority of the number of votes entitled to be cast on a specific proposal is required to consider that proposal at the Annual Meeting. Even if a quorum is established for the Annual Meeting, it is possible that a quorum may not be established for a specific proposal presented at the Annual Meeting. You will be considered part of the quorum if you attend the Annual Meeting in person, vote via a toll-free telephone number, vote via the internet or vote by proxy.  Abstentions and votes withheld from director nominees count as "shares present" at the Annual Meeting for purposes of determining a quorum for the Annual Meeting, but broker non-votes do not count as "shares present" at the Annual Meeting for purposes of determining a quorum for any proposal, including the election of directors.

The affirmative vote of the holders of a majority of the shares of Common Stock represented and entitled to vote in the election of directors at the Annual Meeting at which a quorum is present is required for the election of each of the director nominees. Withholding authority to vote with respect to any one or more director nominees will constitute a vote against such nominee(s).

The approval of the non-binding resolution to approve the compensation of our executive officers and the ratification of the independent registered public accounting firm requires that the votes cast in favor of the matter exceed the votes cast opposing the matter.  Abstaining to vote with respect to either of these matters will not constitute a vote for or against either matter.

Broker non-votes do not count as votes cast, and therefore will not affect the voting result as to any matter, including the election of directors. A broker non-vote occurs when a broker or other nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary authority to vote on that item and has not received instructions from the owner of the shares.

PROXIES AND VOTING

Shareholders have a choice of voting by internet, by telephone or by using a traditional proxy card.

•	To vote by internet, go to www.proxyvote.com and follow the instructions. You will need the 12 digit number included on your proxy card or voter instruction form.

•	To vote by telephone, dial (800) 690-6903 and follow the instructions. You will need the 12 digit number included on your proxy card or voter instruction form.

•
If you received a notice and wish to vote by traditional proxy card, you can request to receive a full set of the proxy materials, including this Proxy Statement, a proxy card or voting instruction form and the Company's 2017 Annual Report, at no charge through one of the following methods:

1) by internet: www.proxyvote.com;

2) by phone: (800) 579-1639; or

3) by email: sendmaterial@proxyvote.com (your email should contain the 12 digit number in the subject line).

•
If you choose not to vote by telephone or the internet and request a full set of the proxy materials, please mark your choices on the enclosed proxy card and then date, sign and return the proxy card at your earliest opportunity. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person.

The telephone and internet voting procedures are designed to authenticate votes cast by use of a personal identification number.  These procedures enable shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. If your shares are held in the name of a bank or broker, the availability of telephone and internet voting will depend on the voting processes of the applicable bank or broker; therefore, it is recommended that you follow the voting instructions on the form you receive.

If you properly sign and return your proxy card or complete your proxy via the telephone or internet (and such proxy is not later revoked), your shares will be voted at the Annual Meeting in accordance with the directions given. In voting by proxy with regard to the election of directors, you may vote in favor of all nominees, withhold your votes as to all nominees or withhold your votes as to specific nominees.  In voting by proxy with regard to the non-binding resolution to approve the compensation of our executive officers and the ratification of the selection of the independent auditor, you may vote for or against the proposal, or you may abstain from voting.  You should specify your choices when voting by proxy.  If you return a signed proxy card without indicating your vote with regard to the matters to be voted upon, the shares represented by proxy will be voted "FOR" the election of each of the nominees for director, "FOR" the non-binding resolution to approve the compensation of our executive officers and "FOR" the ratification of the independent registered public accounting firm.

A shareholder of record who submits a proxy pursuant to this solicitation may revoke it at any time prior to its exercise at the Annual Meeting by (i) submitting written notice to the Secretary of the Company at the Company's address shown above, (ii) properly submitting to the Company (by mail, telephone or internet) a proxy bearing a later date, or (iii) attending the Annual Meeting and voting in person.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors of the Company is divided into three classes, with the term of office of each class ending in successive years.  The terms of directors of Class II expire with this Annual Meeting.  The directors of Class III and Class I will continue in office until the 2019 and 2020 Annual Meetings of shareholders, respectively.  At the present time, there are three directors serving in each of Classes I, II and III.  The shareholders are being asked to vote for the election of three directors to serve in Class II.

The persons appointed as proxies will vote the shares represented by the proxy appointment in favor of the election to the Board of Directors of each of the three Class II nominees whose names appear below, unless the authority to vote for any or all of the nominees is withheld or such appointment has previously been revoked.  It is anticipated that management shareholders of the Company will submit a proxy granting authority to vote their shares for the election of all the nominees.  Each Class II director will be elected to hold office until the 2021 Annual Meeting of shareholders and thereafter until a successor has been duly elected and qualified. In the event that any nominee is unable to serve (which is not anticipated), the persons appointed as proxies will cast votes for the remaining nominees and for such other persons as they may select.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

This proposal provides our shareholders with the opportunity to cast an advisory vote on the compensation of the Company's named executive officers (commonly known as a "say-on-pay" proposal), as required by Section 14A of the Securities Exchange Act of 1934.

As discussed in the Compensation Discussion and Analysis beginning on page 10, we have designed our executive compensation program to attract and retain key executives who are critical to our future success and the creation of shareholder value.  We believe that both short-term and long-term incentive compensation opportunities provided to executive officers are directly aligned with our performance, and that our compensation program is structured to ensure that a significant portion of executives' compensation opportunities is directly related to achievement of financial and operational goals and other factors that impact shareholder value.

The Board invites you to review carefully the Compensation Discussion and Analysis and the tabular and other disclosures on compensation under Executive Compensation beginning on page 17, and to cast a vote to approve the Company's executive compensation programs through the following resolution:

"Resolved, that the shareholders approve the compensation of the Company's named executive officers, including the Company's compensation philosophy, practices and principles, as discussed and disclosed in the Compensation Discussion and Analysis, the executive compensation tables, and any narrative compensation disclosure contained in this Proxy Statement."

While the vote does not bind the Board to any particular action, the Board values the input of our shareholders and will take into account the outcome of this vote in considering future compensation decisions.  The Board has adopted a policy providing for annual say-on-pay advisory votes.  Unless the Board modifies this policy, the next say-on-pay advisory vote will be held at our 2018 Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed KPMG LLP as the Company's independent registered public accounting firm for the year ending December 31, 2018.  KPMG LLP served as the Company's independent registered public accounting firm for the year ending December 31, 2017, and the services it provided to the Company and its subsidiaries in the year ending December 31, 2017 are described under "Audit Matters" below.

We are asking our shareholders to ratify the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2018. Although ratification is not required by our Bylaws or otherwise, the Board of Directors is submitting the selection of KPMG LLP to our shareholders for ratification as a matter of good corporate practice.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR CALENDAR YEAR 2018.

In the event shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board of Directors. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

CERTAIN INFORMATION CONCERNING NOMINEES AND CONTINUING DIRECTORS

The following section sets forth the names of the nominees for director and of the Company's continuing directors as of the date of the Annual Meeting, their ages, the year in which they were first elected directors, their positions with the Company, their principal occupations and employers for at least the last five years, and any other directorships held by them in companies that are subject to the reporting requirements of the Securities Exchange Act of 1934 or any company registered as an investment company under the Investment Company Act of 1940.  For information concerning membership on Committees of the Board of Directors, see "Corporate Governance—Board Committees" below.

Nominees with Terms of Office Expiring in 2021 (Class II):

Daniel K. Frierson, 76, has been the Chief Executive Officer of The Dixie Group, Inc., a public company in the floor-covering manufacturing business, since 1979 and has served as its Chairman of the Board since 1987. Mr. Frierson also recently served as a director on the board of Louisiana-Pacific Corporation until May 2017.  Mr. Frierson has been a Director of the Company since 1994.

Mr. Frierson, based on his more than 35 years of experience as a CEO of a public company and his service as a Director of the Company for more than 20 years, provides the Board with valuable strategic planning and risk assessment experience. Mr. Frierson's knowledge and experience in manufacturing is also valuable to the Company.

Glen E. Tellock, 57, has been the President and CEO of Lakeside Foods, a privately-held international food processor, since May 2016.  Previously, he served as the President and CEO of The Manitowoc Company, a manufacturer of construction and food service equipment, from May 2007 until October 2015. He also served as Chairman of the Board of The Manitowoc Company from February 2009 until October 2015. Prior to that, he served as Senior Vice President of The Manitowoc Company beginning in 1999 and President and General Manager of Manitowoc Crane Group beginning in 2002. Prior to joining Manitowoc in 1991, Mr. Tellock served as Financial Planning Manager with the Denver Post Corporation and as Audit Manager with Ernst and Whinney. Mr. Tellock also currently serves as a director on the board of Badger Meter, Inc.  Mr. Tellock has been a Director of the Company since 2006.

Mr. Tellock, who serves as one of the financial experts of the Company's Audit Committee and has previously served as an audit manager of a major accounting firm, provides the Board with extensive knowledge and experience with respect to financial reporting and risk assessment. Mr. Tellock's knowledge of manufacturing and marketing of construction equipment both domestically and internationally is also very valuable to the Company.

James B. Baker, 72, has been a Co-Managing Director since 2017 and the Managing Partner from 2001 to 2017 of River Associates Investments, LLC, a private equity investment fund which partners with management teams in buyouts, divestitures and recapitalizations of lower middle market companies. From 1993 to 2001, he was a Partner in River Associates, LLC. Mr. Baker was President and Chief Operating Officer (1991-1992) and Senior Vice President (1987-1991) of CONSTAR International, Inc., a plastics container manufacturer. Mr. Baker also formerly served as a director of Wellman, Inc. and US Xpress. Mr. Baker has been a Director of the Company since 2010.

Mr. Baker's strong background in all aspects of executing acquisitions, both in the U.S. and internationally, are valuable to the Company. He also has over 30 years of experience in strategic planning and operating decisions for middle market companies in a variety of industries. Mr. Baker, who serves as one of the financial experts of the Company's Audit Committee, has a financial background and has had a wide range of experience in financial reporting for publicly-owned companies during his career. He has served as an independent director on the audit committees of two public companies, had primary responsibility for the financial reporting of a public company and also worked with several public companies during his career with Arthur Andersen & Co.

Continuing Directors with Terms of Office Expiring in 2020 (Class I):

William D. Gehl, 71, served as a member of the Board and Chief Executive Officer of Gehl Company, a company engaged in the manufacturing of compact construction equipment, from 1987 and 1992, respectively, until his retirement in 2009. Mr. Gehl also served as Chairman of the Board of Gehl Company from 1996 until his retirement. Since June 2011, Mr. Gehl has been an owner and Chairman of IBD of Southeastern Wisconsin, an exclusive distributor of Interstate Batteries in southeastern Wisconsin. Mr. Gehl also serves as Chairman of the Board and a Director of FreightCar America, a public company engaged in the manufacturing of aluminum coal cars and other railroad freight cars. Mr. Gehl also serves as a Director of The Oilgear Company, a manufacturer of hydraulic pumps, and a former Director of Westbury Bancorp, a publically-owned bank located in West Bend, Wisconsin. Mr. Gehl is a member of the state bars of Wisconsin and Florida. Mr. Gehl has been a Director of the Company since 1999.

Mr. Gehl offers a broad range of experiences in both strategic planning and management, having served as the CEO of a publicly owned construction equipment manufacturing company for 16 years.  Mr. Gehl's manufacturing, marketing and financing knowledge is very valuable to the Company.

William G. Dorey, 73, served as Director, President and Chief Executive Officer of Granite Construction Incorporated from 2004 until his retirement from employment in 2010. Mr. Dorey continued to serve as a Director of Granite Construction until June 2017. Granite Construction is a publicly traded heavy civil contractor engaged in the construction and improvement of roads, mass transit facilities, airport infrastructure, bridges, dams and other infrastructure-related projects and the production of sand, gravel and asphalt concrete and other construction materials. Mr. Dorey started his career with Granite Construction in 1967 and held numerous positions over his 42 years with the company. Mr. Dorey has also served in various industry leadership roles, including founding Chairman of the Construction Industry Ethics and Compliance Initiative (CIECI) Steering Committee, trustee of the Mineta Transportation Institute, member on the Construction Industry Round Table (CIRT), director of the California Chamber of Commerce, and director of the California Business Roundtable. Mr. Dorey has been a Director of the Company since 2011.

Mr. Dorey has extensive experience within the infrastructure construction industry and his knowledge and understanding of the industry and our customer needs provides valuable insight to the Company.

Charles F. Potts, 73, is the Chairman of the Board of Heritage Construction and Materials, a provider of construction materials and services that operates in the Midwest United States and China.  He previously served as Chief Executive Officer of Heritage Construction and Materials from 2003 thru 2012.  Prior to joining Heritage Construction and Materials, Mr. Potts was employed as an executive officer of Ashland, Inc., where he served as President of APAC Inc. and Senior Vice President of Ashland Inc.  Mr. Potts also served as the Director of Construction of the Florida Department of Transportation for 18 years. Mr. Potts has previously served as the Chairman of the Board of the National Center for Asphalt Technology, the International Center for Aggregates Research and the American Road and Transportation Builders Association.  Mr. Potts has been a Director of the Company since 2014.

Mr. Potts brings extensive experience in, and knowledge of, the construction and aggregates industry to the Company.  In addition to his executive leadership experience in the industry, he has conducted extensive research involving highway construction materials and pavement design and published the original guide specification for asphalt recycled pavements.

Continuing Directors with Terms of Office Expiring in 2019 (Class III):

W. Norman Smith, 78, has served as the Vice Chairman of the Company since January 2014.  He previously served as the President and Chief Operating Officer of the Company from August 2012 to December 2013, Group President of the Company's Mobile Asphalt Paving Group from October 2013 to December 2013, Group Vice President of the Company's Asphalt Group from 1998 until August 2012, President of Astec, Inc., a subsidiary of the Company, from 1994 until 2006, and President of Heatec, Inc., a subsidiary of the Company, from 1977 until 1994.  Mr. Smith is a registered professional engineer. Mr. Smith has been a Director of the Company since 1982.

Mr. Smith, based on his service as President of two of the Company's subsidiaries for over 30 years, his service as Director of the Company for over 35 years and his prior service as President and Chief Operating Officer of the Company and his current service as Vice Chairman of the Company, provides the Board with invaluable industry experience and knowledge of the Company.

William B. Sansom, 76, has served as the Chairman and Chief Executive Officer of The H.T. Hackney Co., a diversified wholesale food distributor in the Southeast and Midwest United States, since 1983. Formerly, Mr. Sansom served as the Tennessee Commissioner of Transportation from 1979 to 1981 and as the Tennessee Commissioner of Finance and Administration from 1981 to 1983. Until recently, Mr. Sansom also served as a director of the board of the Tennessee Valley Authority, including two terms as its Chairman. Additionally, Mr. Sansom previously served as a director on the board of First Horizon National Corporation, a director and audit committee member of Martin Marietta Materials, Inc., and a director of Mid-American Apartment Communities.  Mr. Sansom has been a Director of the Company since 1995.

Mr. Sansom brings over 30 years of experience as a CEO and Chairman of a diversified distribution/manufacturing company. Having also served in numerous governmental positions for the State of Tennessee, Mr. Sansom offers information and insight into areas of government relations and regulatory issues. Mr. Sansom has also previously served on the Board of Directors of the National Crushed Stone Association and has former business experience in the aggregate industry.

Benjamin G. Brock, 47, has served as the Company's Chief Executive Officer and President since January 2014.  He previously served as the Vice President and President of the Company's Asphalt Group from August 2012 to December 2013 and as President of Astec, Inc. from 2006 to 2013. He held the position of Vice President - Sales of Astec, Inc. from 2003 until 2006 and Vice President/General Manager of CEI Enterprises, Inc. from 1997 until 2002. Mr. Brock's career with Astec began as a salesman in 1993. Mr. Brock has been a Director of the Company since 2013.

Mr. Brock, based on his current service as Chief Executive Officer and President of the Company, his prior service as an officer of two of the Company's subsidiaries for over 15 years and his prior service as Group President of the Company's Asphalt Group, provides the Board with invaluable industry experience and knowledge of the Company.

CORPORATE GOVERNANCE

Independent Directors

The Company's Common Stock is traded in the Nasdaq National Market under the symbol "ASTE."  Nasdaq requires that a majority of the directors be "independent directors," as defined in the Rule 5605(a)(2) of the Nasdaq Marketplace Rules, which we refer to as the Nasdaq Rules.  Generally, a director does not qualify as an independent director if the director (or in some cases, members of the director's immediate family) has, or in the past three years has had, certain material relationships or affiliations with the Company, its external or internal auditors, or other companies that do business with the Company.  The Board has affirmatively determined by resolution that current directors (including nominees for re-election) Baker, Dorey, Gehl, Frierson, Potts, Sansom and Tellock, which represent a majority of the directors, are independent directors as defined in the Nasdaq Rules based on an analysis of all facts specific to each director. The Board has affirmatively determined by resolution that the Company must have two or more regularly scheduled executive session meetings each year attended solely by these independent directors.

The independent members of the Board of Directors have selected Mr. Sansom as the Lead Independent Director. Among other duties, as Lead Independent Director, Mr. Sansom presides over, coordinates and develops the agenda for executive sessions of the independent directors, and consults with the CEO and Vice Chairman of the Board over Board and committee meeting agendas, Board meeting schedules and the flow of information to the Board.

Board Leadership Structure and Risk Oversight

As the Chief Executive Officer of the Company, Mr. Brock has primary responsibility for the operations of the Company, setting the Board agendas and presiding over Board meetings.  The Company's Board also has an established position of Lead Independent Director to ensure balance and preside over meetings of independent directors.  The independent members of the Company's Board have selected Mr. Sansom to serve as Lead Independent Director. Additionally, as noted previously, seven of the nine current directors are independent.  With a supermajority of independent directors, an Audit Committee, Compensation Committee and Nominating and Governance Committee each comprised entirely of independent directors, and a presiding Lead Independent Director to oversee all meetings of the non-management directors, the Company's Board of Directors believes that its existing leadership structure provides for an appropriate balance that best serves the Company and its shareholders. The Company's Board of Directors will periodically review its leadership structure to ensure that it remains the optimal structure for the Company and its shareholders.

As part of its general oversight duties, the Board oversees the Company's risk management. Management informs the Board of the operational and financial risks the Company is facing, and the Board reviews the steps that management is taking to address and mitigate such risks. We believe the Board's current leadership structure facilitates the Board's oversight of the Company's risk management.

Board Meetings and Attendance

The Company's expectation is that all directors attend all meetings of the Board of Directors and committees on which they serve and the Annual Meeting of shareholders.  The Board has affirmatively determined by resolution that it encourages all members of the Board to attend each Annual Meeting of shareholders, particularly those directors who are nominees for election at any such meeting.  During 2017, the Board of Directors held nine meetings, and the Board's committees held the meetings described below.  During 2017, each incumbent director attended at least 75% of the aggregate of: (1) the total number of meetings of the Board of Directors held during the period for which he has been a director and (2) the total number of meetings held by all committees of the Board on which he served during the periods that he served.  All of the Company's directors were in attendance at the Company's 2017 Annual Meeting of shareholders.

Board Committees

During 2017, the Company's Board of Directors had an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.  Certain information regarding the Board's committees is set forth below.

Executive Committee

The Executive Committee is authorized to act on behalf of the Board of Directors on matters that may arise between regular meetings of the Board upon which the Board of Directors would be authorized to act.  During 2017, the members of the Executive Committee were Messrs. Brock, Smith and Frierson with Mr. Brock serving as Chairman.  The Executive Committee did not meet during 2017.  The current members of the Executive Committee are Messrs. Brock, Smith and Frierson with Mr. Brock serving as Chairman.

Audit Committee

The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Exchange Act, annually reviews and recommends to the Board the firm to be engaged as the independent registered public accounting firm for the next year, reviews with the independent registered public accounting firm the plan and results of the auditing engagement, reviews the scope and results of the Company's procedures for internal auditing and inquires as to the adequacy of the Company's internal accounting controls.  Messrs. Baker (Chairman), Dorey, Frierson, Gehl, Potts, Sansom and Tellock were members of the Audit Committee during all of 2017.  During 2017, the Audit Committee held eight meetings.  The current members of the Audit Committee are Messrs. Baker (Chairman), Dorey, Frierson, Gehl, Potts, Sansom and Tellock.  Mr. Baker and Mr. Tellock have been designated by the Board as Audit Committee financial experts.  All members of the Audit Committee are independent (as independence is defined in the Nasdaq Rules).  The Board of Directors has adopted a written charter for the Audit Committee. A copy of the Company's current Audit Committee charter can be found on the Company's website at www.astecindustries.com.

Compensation Committee

The Compensation Committee is authorized to evaluate, determine and approve the compensation of our executive officers, including our named executive officers, to consider and recommend to the full Board the executive compensation policies of the Company and to administer the Company's stock incentive plans.  Messrs. Dorey (Chairman), Gehl, Baker and Potts were members of the Compensation Committee during all of 2017.  During 2017, the Compensation Committee held two meetings. The current members of the Compensation Committee are Messrs. Dorey (Chairman), Gehl, Baker and Potts.  All members of the Compensation Committee are independent (as independence is defined in the Nasdaq Rules).  The Board of Directors has adopted a written charter for the Compensation Committee. A copy of the Company's current Compensation Committee charter can be found on the Company's website at www.astecindustries.com. Pursuant to its charter, the Compensation Committee may form and delegate any of its responsibilities to one or more subcommittees comprised of one or more members of the Committee.

The Compensation Committee's primary processes for establishing and overseeing executive compensation can be found in the Compensation Discussion and Analysis section beginning on page 10 of this Proxy Statement.  The Company's Chief Executive Officer typically attends Compensation Committee meetings but is not present for the executive sessions or for any discussion of his own compensation.  The Company's Chief Executive Officer has historically given the Compensation Committee a performance assessment and compensation recommendation for each of the other named executive officers. Those recommendations are then considered by the Compensation Committee.  Directors' compensation is established by the Board of Directors.

Compensation Committee Interlocks and Insider Participation

During 2017, none of the members of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. In addition, during 2017, none of our executive officers served on the compensation committee (or equivalent) of the board of directors of another entity whose executive officer(s) served on our Board of Directors or our Compensation Committee, and none of our executive officers served on the board of directors of another entity whose executive officer(s) served on our Compensation Committee.  None of the members of the Compensation Committee was an officer or employee of the Company during 2017 or at any time in the past.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee interviews, evaluates, nominates and recommends individuals for membership on the Company's Board and committees thereof and is responsible for establishing and periodically reviewing and revising the Company's corporate governance policies and principles.  Messrs. Frierson (Chairman), Dorey, Sansom and Tellock were members of the Nominating and Corporate Governance Committee during all of 2017.  The Nominating and Corporate Governance Committee held three meetings in 2017 and has approved the Director nominations submitted in this Proxy Statement.  The current members of the Nominating and Corporate Governance Committee are Messrs. Frierson (Chairman), Dorey, Sansom and Tellock.  All members of the Nominating and Corporate Governance Committee are independent (as independence is defined in the Nasdaq Rules).

The Nominating and Corporate Governance Committee acts under a written charter adopted by the Board of Directors.  A copy of the current Nominating and Corporate Governance Committee's charter is available on the Company's website at www.astecindustries.com.

Director Nomination Process

The Nominating and Corporate Governance Committee will consider written recommendations from shareholders for Company nominees to the Board.  A shareholder who wishes to recommend a person to the Committee for nomination by the Company must submit a written notice by mail to the Nominating and Corporate Governance Committee c/o the Corporate Secretary, Astec Industries, Inc. at 1725 Shepherd Road, Chattanooga, Tennessee 37421.  Such a written recommendation must be received no later than 120 days in advance of the Annual Meeting of shareholders and should include (i) the candidate's name, business address and other contact information, (ii) a complete description of the candidate's qualifications, experience and background, as would be required to be disclosed in the proxy statement pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended, (iii) a signed statement by the candidate in which he or she consents to being named in the proxy statement as a nominee and to serve as a director if elected, (iv) a signed statement authorizing the Company to perform a background search on the candidate and (v) the name and address of the shareholder(s) of record making such a recommendation.

The Nominating and Corporate Governance Committee recommends nominees for election to the Board based on a number of qualifications, including but not limited to, independence, character and integrity, diversity, financial literacy, level of education and business experience, sufficient time to devote to the Board, and a commitment to represent the long-term interests of the Company's shareholders. There are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates a candidate that is recommended for nomination for membership on the Company's Board by a shareholder.  The Nominating and Corporate Governance Committee has not received any recommended nominations from any of the Company's shareholders in connection with the Annual Meeting.

The Nominating and Corporate Governance Committee identifies potential Company nominees for director through a variety of business contacts, including current executive officers, directors, community leaders and shareholders.  The Committee may, to the extent it deems appropriate, retain a professional search firm and other advisors to identify potential nominees for director.

  The Nominating and Corporate Governance Committee evaluates candidates to the Board by reviewing their biographical information and qualifications.  If the Nominating and Corporate Governance Committee determines that a candidate is qualified to serve on the Board, such candidate is interviewed by at least one member of the Nominating and Corporate Governance Committee and the Chief Executive Officer.  Members of the Board also have an opportunity to interview qualified candidates. As described above, the Committee will also consider candidates recommended by shareholders.  The Nominating and Corporate Governance Committee then determines, based on the background information and the information obtained in the interviews, whether to recommend to the Board that the Company nominate a candidate for approval by the shareholders to fill a directorship.  With respect to an incumbent director whom the Nominating and Corporate Governance Committee is considering as a potential nominee for re-election, the Committee reviews and considers the incumbent director's service to the Company during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Company in addition to such person's biographical information and qualifications. The Nominating and Corporate Governance Committee gives strong consideration to a wide range of diversity factors as a matter of practice when evaluating candidates to the Board and incumbent directors, but the Committee does not have a formal policy regarding Board diversity.

In evaluating candidates to the Board, the Nominating and Corporate Governance Committee also takes into account the skill sets that are needed to balance and complement the skill sets of other candidates and members of the Board, and the skills and expertise of candidates that facilitate the Company's compliance with the rules of the Securities and Exchange Commission and the Financial Industry Regulatory Authority (FINRA).

The Board is nominating three individuals for election as Directors, each of whom is currently a Director.  The Nominating and Corporate Governance Committee recommended each of the three nominees to the Board.

Director Transition Plan

  On July 27, 2017, the Board of Directors approved a Director Transition Plan which stipulates, unless waived by a majority vote of the Board of Directors then in office, any new Director that reaches his or her 75th birthday will retire from the Board following the election of new Directors at the next Annual Meeting of shareholders. Under the approved plan, all Directors serving on the Board as of July 27, 2017 are eligible to serve for at least one additional complete term upon the expiration of their current term.

Shareholder Communications

The Board of Directors has unanimously adopted a process to facilitate written communications by shareholders to the Board. Shareholders wishing to write to the Board of Directors of the Company or a specified director or committee of the Board should send correspondence to the Secretary of the Company, Astec Industries, Inc. at 1725 Shepherd Road, Chattanooga, Tennessee 37421.  All written communications received in such manner from shareholders of the Company shall be forwarded to the members of the Board of Directors to whom the communication is directed or, if the communication is not directed to any particular member(s) or committee of the Board of Directors, the communication shall be forwarded to all members of the Board of Directors.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

In the paragraphs that follow, we will give an overview and analysis of our compensation programs and policies, the material compensation decisions we have made under those programs and policies, and the material factors that we considered in making those decisions.  This section includes, among other things, an explanation of the overall objectives of our compensation program, what it is designed to reward, and each element of the compensation that we pay.  Later in this proxy statement under the heading "Executive Compensation" you will find a series of tables containing specific information about the compensation earned or paid in 2017 to the following individuals, who we refer to as our named executive officers:

•	Benjamin G. Brock, our President and Chief Executive Officer ("CEO");
•	David C. Silvious, our Vice President, Chief Financial Officer and Treasurer ("CFO");
•	W. Norman Smith, our Company Vice Chairman and Vice Chairman of the Board;
•	Richard J. Dorris, our Executive Vice President and Chief Operating Officer; and
•	Richard A. Patek, our Group President of our Aggregate and Mining-International.

The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.

Objectives of Our Compensation Program

Our objectives with respect to the Company's executive compensation program are to:

•	attract and retain qualified personnel who are critical to the Company's long-term success and the creation of shareholder value;
•	create a strong link between executive officer compensation and the Company's annual and long-term financial performance; and
•	encourage the achievement of Company performance by utilizing a performance-based incentive structure.

In order to be effective, we believe our executive compensation program should meet the needs of the Company, our employees and our shareholders.  We seek to provide direct compensation that is competitive within the marketplace, and believe that a portion of total compensation should be performance-based and in the form of equity awards.

How We Determine and Assess Executive Compensation

Our Compensation Committee of the Board of Directors, composed entirely of independent directors, reviews, determines and approves the base salaries and other compensation of our executive officers, including our named executive officers, with the exception of our CEO.  The Compensation Committee performs the same review process regarding the compensation of our CEO but recommends any changes to his compensation to the full Board for final approval.  Our Compensation Committee is also responsible for making recommendations to the Board with respect to the Company's executive compensation policies and the adoption of stock and benefit plans.  As a starting point, base salary increases for named executive officers, when given, historically have reflected a cost of living adjustment, with any further increases based on a subjective assessment of a number of factors.  As more fully described below, the factors on which this subjective assessment is based fall into three general categories:  company performance factors, individual performance factors, competitive salary practices, including information provided by outside compensation consultants periodically retained.  Base salary changes for the CEO are approved by the Company's full Board.  All base salary changes for other Company executives are approved by the Board's Compensation Committee.

It is important to emphasize that the subjective assessment of these factors is qualitative, rather than quantitative, and there are no specific weightings or objective criteria associated with any of the factors.  In determining base salaries for the named executive officers each year, the Compensation Committee considers evaluations and recommendations regarding whether adjustments to compensations to base compensation are warranted, provided by the Company's CEO, of the other named executive officers (each of whom report directly or indirectly to the CEO), its own observations and information provided by compensation consultants periodically retained. In determining the CEO's base salary, the Compensation Committee considers its own observations and assessments with respect to his individual performance, the overall results of his leadership of the Company and information provided by outside compensation consultants periodically retained prior to making a base salary change recommendation to the full Board.

Our Compensation Committee's policy is to set senior executive pay at sufficiently competitive levels to attract, retain, and motivate highly talented individuals to contribute to our goals, objectives, and overall financial success.  We believe that the Company's executive compensation program provides an overall level of compensation opportunity that is competitive within the construction equipment manufacturing industry, as well as with a broader group of companies of comparable size and complexity.  Actual compensation levels may be greater or less than average competitive levels in similar companies based upon annual and long-term Company performance, as well as individual performance.

While market competitiveness is important, it is not the only factor we consider when establishing compensation opportunities of our named executive officers.  Actual pay decisions are made following a review and discussion of the financial and operational performance of our businesses, individual performance, and competitive salary practices which address retention concerns and internal pay equity.

During 2015, the Compensation Committee retained Arthur J. Gallagher & Co.'s Human Resources & Compensation Consulting Practice to assist with preliminary recommendations for compensation levels for the Company's management positions and to assist in the design of the annual and long-term incentive programs for Company officers and subsidiary presidents in order to ensure that our compensation remains at sufficiently competitive levels within our industry.  The study's results were used in determining 2016 and 2017 base pay rate increases and as a basis for drafting and approving annual incentive plans and long-term incentive plans for our executive officers and subsidiary presidents, our Executive Change in Control Severance Plan and our Stock Ownership Guidelines for Executives policy.  The Compensation Committee has requested that an updated evaluation of the Company's executive officers compensation be performed by an outside firm during 2018.

Company Performance Factors.

The Company's annual cash incentive and long-term incentive plans covering the Named Executive Officers are Board approved formula driven plans based upon various Company and/or group's performance factors for the year just ended, as further explained below. Formula calculation results are reviewed and approved by the Compensation Committee prior to awards being issued to the executive participants each year.  While Company performance factors may be considered in the determination of base pay changes, they have historically weighed more heavily in the determination of annual cash and long-term incentive compensation than in the determination of base salary adjustments for named executive officers.

Individual Performance Factors.

The subjective factors considered by the Compensation Committee in relation to a named executive officer's individual performance for the previous year include management, leadership, staff development, contribution to the Company's growth, scope of responsibilities and experience and an assessment of the named executive officer's future performance potential.

Competitive Compensation Practices.

As discussed above, the Compensation Committee's policy is to set named executive officer compensation at sufficiently competitive levels within the construction equipment manufacturing industry, as well as within a broader group of companies of comparable size and complexity, in order to attract, retain and motivate named executive officers. In the past, the Company has engaged the services of compensation consultants and instructed them to conduct a market analysis and to assist the company in developing a long-term incentive plan and its overall executive compensation program.

With Arthur J. Gallagher & Co.'s assistance in 2015, the Compensation Committee reviewed and analyzed competitive market data as background information in connection with setting 2016 compensation levels and to obtain a general understanding of current compensation practices.  Data sources included industry-specific and size-adjusted published survey data.  In addition, the Compensation Committee compared compensation opportunities for named executive officers with pay opportunities available to executive officers in comparable positions at similar companies (our "Peer Group"). Our Peer Group consists of the following 16 comparably-sized companies from the industrial manufacturing industry, each with significant international revenue:

Accuride Corp	Commercial Vehicle Group, Inc.
Actuant Corporation	Enpro Industries, Inc.
Alamo Group Inc.	Federal Signal Corporation
Altra Industrial Motion Corp.	Greenbrier Companies
Blount Intl. Inc.	Lindsay Corporation
Circor Intl. Inc.	Nordson Corporation
Clarcor Inc.	Toro Company
Columbus McKinnon	Wabash National Corp

In general, the review of competitive market data and compensation opportunities available to executive officers of companies within our Peer Group revealed that the base salaries and total compensation opportunities of our named executive officers are generally below market.  This is one factor that was considered in raising the base salary of our Chief Financial Officer for 2016 and 2017, and setting annual cash incentive compensation opportunities for our named executive officers, as discussed below.

Consideration of Last Year's Advisory Shareholder Vote on Executive Compensation

At the Annual Meeting of Shareholders on April 27, 2017, over 99% of the shares voted were cast to approve the compensation of the Company's named executive officers, as discussed and disclosed in the 2017 Proxy Statement.  The Board and the Compensation Committee appreciate and value the views of our shareholders.  The results of this advisory vote on executive compensation shows that the compensation paid to our executive officers and the Company's overall pay practices were supported by a vast majority of the shares voted.  No specific changes were made in the compensation paid to our executive officers due to the results of this advisory vote.

Going forward, future advisory votes on executive compensation will serve as an additional tool to guide the Board and the Compensation Committee in evaluating the alignment of the Company's executive compensation program with the interests of the Company and its shareholders.

At the Annual Meeting of Shareholders on April 27, 2017, our shareholders expressed a preference that advisory votes on executive compensation occur every year.  Consistent with this preference, the Board determined to continue its policy of having an advisory vote on executive compensation every year.  A vote to recommend the frequency of advisory shareholder votes on the compensation of executive officers is required every six years, and accordingly, a vote to recommend the frequency of such votes in the future will occur at the 2023 Annual Meeting.

Elements of Our Compensation Program

The Company's executive officer compensation program is comprised of base salary, annual cash incentive compensation and long-term incentive compensation in the form of equity grants.  We also provide our executive officers certain perquisites and executive benefits, including contributions to the Company's Supplemental Executive Retirement Plan ("SERP"), as well as other benefits that are generally available to all employees of the Company, including medical and 401(k) plans.

Base Salary

Base salary is the fixed component of our named executive officers' total direct compensation, as opposed to at-risk compensation based on performance.  The Compensation Committee reviews base salaries on an annual basis and base salary increases for named executive officers, when given, historically have reflected a cost of living adjustment, with further increases approved by the Compensation Committee based on a subjective assessment of a number of factors as discussed above.  After reviewing the market analysis and peer group study performed during 2015, 2016 pay rate adjustments, the Company's performance in 2016 and individual performance growth considerations, the Compensation Committee granted a 3.5% cost of living adjustment to each of the named executive officers' base pay as of January 1, 2017, with the exception of Mr. Patek who received a 3.6% adjustment.

Annual Cash Incentive Compensation

Annual cash incentive compensation rewards an executive officer's individual performance as well as the overall performance of the Company for a given year.  Rewards granted under the incentive plan implemented in 2017 for Company officers (including Messrs. Brock, Silvious, Smith and Dorris) are based 100% on total company performance, while rewards for Group Presidents (including Mr. Patek) are based 50% on total company performance and 50% on their group's performance.  Both plans used two financial metrics—return on capital employed (weighted 45% in 2017) and EBITDA margin (weighted 40% in 2017)—and other non-financial metrics related to employee safety (weighted 15% in 2017) in determining the annual incentive cash awards. For 2017, each named executive officer had a target incentive opportunity established as a percentage of his base salary depending upon his position with the Company (100% for Mr. Brock; 75% for Mr. Dorris; 60% for Mr. Silvious and Mr. Patek; and 50% for Mr. Smith), and each could earn up to 200% of their target incentive amount based on achievement of performance goals.

These metrics are the key indicators of proper capital management and are critical to the Company's success.  These elements are measured against pre-determined goals and achievement against those goals which drives a formula that calculates the amount of annual incentive award paid.

The Company's 2017 performance resulted in annual cash incentive awards equal to 49.5% of target for those executives measured 100% based upon consolidated actual performance (Messrs. Brock, Silvious, Smith and Dorris) calculated against consolidated targeted performance under the plan of: Return on capital employed of 9%; EBIDA margin of 9%; and Safety target of 1.99 OSHA recordable incidents per 200,000 man-hours worked. The Company's 2017 performance resulted in annual cash incentive award equal to 55.2% of target for the Group President of our Aggregate and Mining Group (Mr. Patek) based upon the groups actual performance calculated against the group's targeted performance of:  Return on capital employed of 14%; EBITDA margin of 14%; and Safety target of 1.99 OSHA recordable incidents per 200,000 man-hours worked.  Mr. Brock, our CEO, earned an award of $238,361 (49.5% of base salary); Mr. Silvious, our CFO, earned an award of $76,767 (29.7% of base salary); Mr. Dorris, our Executive VP and COO, earned an award of $123,352 (37.1% of base salary); Mr. Smith, our Vice Chairman, earned an award of $87,717 (24.7% of base salary); and Mr. Patek, our Group President of Aggregate and Mining-International, earned an award of $100,906 (33.1% of base salary) for 2017 performance.

Long-Term Incentive Compensation

The Company provides long-term incentives to its executive officers through its 2011 Incentive Plan, which permits the grant of various equity based awards, including stock options, stock appreciation rights, restricted stock and performance awards that are payable in stock.  Grants of equity based compensation are designed to create a strong and direct link between executive officer pay and shareholder return and to enable executive officers to develop and maintain a long-term position in the Company's common stock.

2016 Restricted Stock Unit Program

The Compensation Committee approved our 2016 Restricted Stock Unit Program for Executive Officers, including our Named Executive Officers, (the "2016 RSU Program").  The 2016 RSU Program provides key officers of the Company with an annual opportunity to earn RSUs based on achievement of pre-established performance goals.  The performance goals under the 2016 RSU Program are based on pre-tax profit margin and total shareholder return relative to a peer group ("TSR"), as further described below.  The pre-tax margin goal for Messrs. Brock, Smith, Dorris and Silvious is based on the entire corporation, whereas the pre-tax margin goal for Mr. Patek, due to his role as a Group President) is based partially on the results of the entire corporation and partially on the results of his group.

The first performance period under the 2016 RSU Program was a one-year period consisting of calendar year 2016, for awards that may be granted during the first quarter of 2017.  The second performance period was the two-year period consisting of calendar years 2016 and 2017, for awards that were granted during the first quarter of 2018.  The third performance period will be a three-year performance period consisting of calendar years 2016, 2017 and 2018, for awards that may be granted during the first quarter of 2019.  Thereafter, the performance periods will be the three calendar years immediately preceding the date of grant.

 Under the 2016 RSU Program, each named executive officer has an annual target award opportunity expressed as a percentage of base salary in effect for the prior year (100% for Mr. Brock; 50% for Mr. Smith; 75% for Mr. Dorris; 60% for Mr. Silvious and Mr. Patek).  The actual number of RSUs earned is based on the level of achievement of two performance metrics as follows:

Performance Matrix for Corporate Executive Officers
 (Including Messrs. Brock, Smith, Dorris and Silvious)

		Performance Goals and Payout Percentages
Performance Metric	Weighting (% of Target Award)	Threshold (0% Payout)	Target (100% Payout)	Maximum (200% Payout)
Pre-Tax Profit Margin - Consolidated	70%	3%	7%	11%
Total Shareholder Return	30%	25th percentile	50th percentile	75th percentile

Performance Matrix for Group President
(Including Mr. Patek)

		Performance Goals and Payout Percentages
Performance Metric	Weighting (% of Target Award)	Threshold (0% Payout)	Target (100% Payout)	Maximum (200% Payout)
Pre-Tax Profit Margin - Consolidated	20%	3%	7%	11%
Pre-Tax Profit Margin - Group	50%	5%	10%	15%
Total Shareholder Return	30%	25th percentile	50th percentile	75th percentile

The Company's 2017 performance resulted in stock incentive awards equal to 58.12% of target for those executives measured 100% based upon consolidated actual performance (Messrs. Brock, Silvious, Smith and Dorris) and 60.24% for Mr. Patek, whose award is based on a combination of consolidated and group performance.  Based on the Company's and group's level of achievement of the performance goals during calendar year 2017 and the $58.50 closing price of the Company's common stock on December 31, 2017, the named executive officers earned the following number of RSUs for 2017 performance:  Mr. Brock, 4,860; Mr. Silvious, 1,565; Mr. Smith, 1,789; Mr. Dorris, 2,515; and Mr. Patek, 1,891.  The actual number of RSUs granted for 2017 performance will be adjusted for changes in the Company's stock price from December 31, 2017 to the date of grant in late February 2018.  Earned RSUs will vest and convert into shares of the Company's common stock three years from the grant date, subject to the individual's continued employment (other than in certain cases, such as retirement after reaching age 65).

Perquisites and other Executive Benefits

Executive officers are eligible for certain perquisites and additional benefits that are not available to all employees (but are available to many management level employees), such as our Supplemental Executive Retirement Plan ("SERP").  The SERP provides additional benefits to individuals whose retirement benefits are affected by the limit on the maximum amount of compensation which may be taken into account under the Company's 401(k) plan and provides additional benefits on annual profit sharing distributions not recognized under the 401(k) plan. Additional details regarding perquisites and other benefits provided to our named executive officers are disclosed in the Summary Compensation Table and described in the accompanying narrative.

We believe the perquisites and additional benefits provided to our named executive officers are reasonable in light of industry practices and competitive with the perquisites provided to executive officers within our peer group.  We review the perquisites provided to our executive officers on an annual basis to ensure that we are providing benefits that align with our overall compensation goal of providing competitive compensation to our executive officers that maximizes the interests of our shareholders.

Executive Change in Control Severance Plan

In 2016, the Compensation Committee adopted an Executive Change in Control Severance Plan, which provides change of control severance benefits for a select group of key executives, including our named executive officers, in the event that the executive's employment is terminated without "cause" or by the executive for "good reason" within two years following a change of control of the Company.

The change of control severance benefits are intended to keep participating key leaders "neutral" to the possibility of corporate transactions in the best interests of shareholders by removing the fear of job loss and other distractions that may result from potential, rumored or actual changes of control of the Company. All benefits under our change of control plan are "double-trigger" benefits, meaning that no compensation will be paid to participants solely upon the occurrence of a change of control so as to not create an unintended incentive. We believe that this structure is appropriate for employees whose jobs are in fact terminated in such a transaction, without providing a windfall to those who continue employment following the transaction.

The specific terms of the Executive Change of Control Severance Plan, and the potential payments and benefits to our named executive officers are described more fully in the "Potential Payments upon Termination or Change of Control" section below.

Other Factors Affecting Compensation

Tax Deductibility Under Section 162(m)

In establishing pay levels for our named executive officers for 2017, the Committee considered the impact of Section 162(m) of the Internal Revenue Code on the amount of compensation deductible by the Company.  Under tax law applicable to 2017, Section 162(m) imposed a $1,000,000 limit (per "covered employee") that a publicly traded company could deduct for compensation paid to each of the CEO and three other most highly compensated executive officers (other than the CFO) who were employed as of the end of the year.  This limitation did not apply to pay that qualified as "performance-based compensation" (as defined under Section 162(m)).  In order to qualify as "performance-based", compensation must have, among other things, been based solely on the attainment of pre-established objective goals under a shareholder approved plan, with no positive discretion permitted when determining award payouts.

The Committee historically sought to structure long-term incentive arrangements for named executive officers to qualify for full tax deductibility under Section 162(m).  Our current long-term equity incentive program was structured so that all awards to our named executive officers would be fully deductible under Section 162(m) under previous tax laws.  The exemption from Section 162(m)'s deduction limit for performance-based compensation, however, has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1,000,000 will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

Accounting Considerations

The Company considers the accounting implications of all aspects of its executive compensation program.  As a result of the provisions of FASB ASC Topic 718, we do not expect accounting treatment of differing forms of equity awards to vary significantly and, therefore, accounting treatment is not expected to have a material effect on our selection of forms of equity compensation.  In addition, accounting treatment is just one of many factors impacting plan design and pay determinations.  Our executive compensation program is designed to achieve the most favorable accounting and tax treatment possible as long as doing so does not conflict with intended plan design or program objectives.

Additional Executive Compensation Policies

Stock Ownership Guidelines

The Company's Stock Ownership Guidelines for Executives requires Company executives to accumulate and hold shares of common stock of the Company having a value of at least the following:

CEO	5x annual base salary
COO	3x annual base salary
CFO, Group President, Vice, Chairman and VP-Admin	2x annual base salary
Corporate Controller	1.5x annual base salary

Until the Executive has satisfied the above stock ownership guidelines, such Executive is required to retain fifty percent (50%) of the "net shares" of common stock received from the Corporation as compensation that are issued after July 28, 2016.  Furthermore, once an executive has satisfied the stock ownership guidelines, any future sales of stock by such executive shall be permitted only to the extent that such executive shall continue to meet the guidelines immediately following such sale.

EXECUTIVE COMPENSATION

Summary Compensation Table

This table provides information regarding compensation paid to or earned by our 2017 named executive officers for each of the years ended December 31, 2017, 2016 and 2015 in which they were also named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Benjamin G. Brock, Chief Executive Officer	2017 2016 2015	482,051 465,750 450,000	-- -- 20,000	637,097 -- --	238,361 531,891 --	114,404 69,893 67,458	1,471,913 1,067,534 537,458
David C. Silvious, VP, Chief Financial Officer and Treasurer	2017 2016 2015	258,750 250,000 225,000	-- -- 15,000	205,199 -- --	76,767 171,302 --	62,894 42,648 35,143	603,610 463,950 275,143
W. Norman Smith, Company Vice Chairman and Vice Chairman of the Board	2017 2016 2015	354,790 342,792 331,200	-- -- 15,000	234,476 -- --	87,717 195,736 --	68,827 53,499 47,494	745,810 592,027 393,694
Richard J. Dorris, Executive Vice President and Chief Operating Officer	2017 2016	332,615 321,368	-- --	329,691 17,678	123,352 275,254	81,805 56,277	867,463 670,577
Richard A. Patek, Group President Aggregate and Mining-International	2017 2016 2015	304,897 294,434 284,625	-- -- --	210,754 -- --	100,906 168,969 60,391	69,544 62,583 55,900	686,101 525,986 400,916

(1)	Reflects discretionary bonuses paid to our named executive officers based on their contribution to the overall performance of the Company.

(2)
Amounts reflect the grant date fair value of RSUs granted in the reported year, determined in accordance with Financial Accounting Standards Board ASC Topic 718 Stock Compensation ("FASB ASC Topic 718"). The grant date fair value of the RSUs is equal to the Company's per share stock value on each grant date times the number of RSUs granted.  For more information regarding annual RSU grants pursuant to our long-term incentive program, see the Compensation Discussion and Analysis section of this proxy statement.

(3)	Reflects annual incentive award earned based on achievement of pre-established performance goals, as more fully described in the Compensation Discussion and Analysis section of this proxy statement.

(4)	Amounts included in this column for 2017 include the following:

	Brock	Silvious	Smith	Dorris	Patek
Employer contribution to 401(k) plan	$8,100	$8,100	$8,100	$8,100	$8,100
Employer contribution to SERP	100,986	42,787	54,753	60,505	47,149
Personal use of automobile costs	2,606	3,194	5,949	8,231	2,528
Compensation for unused vacation	2,687	8,788	--	4,944	11,727
Other	25	25	25	25	40
TOTAL	$114,404	$62,894	$68,827	$81,805	$69,544

Grants of Plan-Based Awards for Calendar Year 2017

The following table sets forth individual grants of awards made to each named executive officer during 2017.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	(#)(2)	($)(3)
Mr. Brock		--	482,051	964,102
	2/28/17				9,749	637,097
Mr. Silvious		--	155,250	310,500
	2/28/17				3,140	205,199
Mr. Smith		--	177,395	354,790
	2/28/17				3,588	234,476
Mr. Dorris		--	249,461	498,923
	2/28/17				5,045	329,691
Mr. Patek		--	182,938	365,876
	2/28/17				3,225	210,754

(1)	Represents potential threshold, target and maximum payout opportunities for financial performance in 2017 under the annual cash incentive plan in place.

(2)
Represents restricted stock units granted under our 2016 Restricted Stock Unit Program based on 2016 performance.  The restricted stock units granted in 2017 vest three years from the date they are granted or earlier upon the death, disability or retirement of the grantee after reaching age 65, or upon a change in control in which the successor company does not assume or otherwise equitably convert the awards.  Awards based on 2017 performance under the 2016 Restricted Stock Unit Program were granted in February 2018, and will be reflected in the Grants of Plan Based Awards for Calendar Year 2018 table in next year's proxy statement.

(3)
Represents the aggregate grant date fair value of each restricted stock unit award. The grant date fair value of the awards is determined pursuant to FASB ASC Topic 718 and is equal to the Company's stock price on the date of grant times the number of RSUs granted.

Ratio of Chief Executive Officer to Median Employee Compensation in 2017

The CEO pay ratio figures below are a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Exchange Act.

To determine our median employee pay, we considered all the employees in our United States and foreign operations as of November 30, 2017, except for the employees of RexCon, Inc., which was acquired as of October 1, 2017.  We chose actual year-to-date total gross pay (which included but not limited to base pay, commissions, overtime payments, bonuses, stock incentive award vesting during the year and vacation pay) as our consistently applied compensation measure utilized in the determination.

Using this methodology, we identified the median employee and then determined the median employee's total annual compensation, in a manner consistent with the rules applying to the Summary Compensation Table for our named executive officers, to be $56,557. The total annual compensation of our CEO was $1,471,913.  Accordingly, the ratio of CEO pay to median employee pay was 26:1.

Outstanding Equity Awards at December 31, 2017

This table discloses outstanding stock awards for the named executive officers as of December 31, 2017.

Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
Mr. Brock	9,749	[3]	570,317

Mr. Silvious	3,140	[3]	183,690

Mr. Smith	3,588	[3]	209,898

Mr. Dorris	1,031	[1]	60,314
	419	[2]	24,512
	5,045	[3]	295,133

Mr. Patek	638	[1]	37,323
	3,225	[3]	188,663

(1)
Reflects restricted stock units granted under our 2011 Incentive Plan. The restricted stock units vest as to 100% of the units on February 28, 2018, which is the fifth anniversary of the grant date, or earlier upon the death, disability or retirement of the executive after reaching age 65, or upon a change in control in which the successor company does not assume or otherwise equitably convert the awards.

(2)
Reflects restricted stock units granted under our 2011 Incentive Plan. The restricted stock units vest as to 100% of the units on February 28, 2021, which is the fifth anniversary of the grant date, or earlier upon the death, disability or retirement of the executive after reaching age 65, or upon a change in control in which the successor company does not assume or otherwise equitably convert the awards.

(3)
Reflects restricted stock units granted under our 2011 Incentive Plan. The restricted stock units vest as to 100% of the units on February 28, 2020, which is the third anniversary of the grant date, or earlier upon the death, disability or retirement of the executive after reaching age 65, or upon a change in control in which the successor company does not assume or otherwise equitably convert the awards.

(4)	Reflects the value calculated by multiplying the number of restricted stock units by $58.50, which was the closing price of our common stock on December 29, 2017, the last trading day of 2017.

Nonqualified Deferred Compensation for the Year Ended December 31, 2017

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings (Losses) in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (3)
Mr. Brock	--	100,986	117,825	--	662,171
Mr. Silvious	--	42,787	58,263	--	381,386
Mr. Smith	--	54,753	(155,304)	--	1,847,943
Mr. Dorris	--	60,505	58,201	--	455,433
Mr. Patek	--	47,149	(67,615)	--	1,076,082

(1)
Reflects the annual Company contributions made to the Supplemental Executive Retirement Plan (SERP) accounts of the named executive officers in an amount equal to 10% of the executive's total compensation, as defined in the plan.  These amounts are reflected in the Summary Compensation Table in the "All Other Compensation" column.

(2)
Reflects the aggregate earnings credited to the executive's account during 2017, which include interest and other earnings based on the investment elections of the executive.  All investment elections provide market returns and there were no preferential or above-market earnings that would be required to be included in the Summary Compensation Table in the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column.

(3)
To the extent that a participant was a named executive officer in prior years, executive and Company contributions included in the "Aggregate Balance at Last FYE" column have been reported as compensation in the Summary Compensation Table for the applicable year.

The Astec Industries, Inc. Supplemental Executive Retirement Plan (SERP) provides a fully vested retirement benefit to our named executive officers upon their termination of employment with the Company.

During a participant's employment, the Company contributes 10%, unless specified otherwise by the Board, of such participant's compensation (which includes base salary and annual cash incentive awards but excludes certain amounts, such as an amount realized from the granting or vesting of restricted stock units) to each named executive officer's SERP account. This amount is credited with earnings or losses based on the rate of return on the Participant's investment elections, which include money market funds, mutual funds, and Company common stock, and are generally the same investment choices available under our 401(k) plan.

Upon separation from service, the Company will pay the participant a single lump sum in cash equal to the amount in his or her SERP account or a participant may elect to receive payment in annual installments, not to exceed 10 years. If a participant dies before receiving the lump sum payment, or, in the case of an annual installment election, before receiving all installments, the SERP account balance will be distributed to his or her survivor in a single lump sum as soon as practicable following the participant's death.

Accelerated withdrawal is not permitted except in certain limited circumstances specified in the plan. The Company may terminate the SERP at any time but must pay participants the account value as determined under the SERP.

Potential Payments Upon Termination or Change-in-Control

As a matter of business philosophy, the Company generally does not enter into separate employment or severance agreements with individual senior executive officers, including the Company's named executive officers.  However, the Company's Astec Industries, Inc. Executive Change in Control Severance Plan (the "Severance Plan") provides for severance payments and benefits to the Company's executive officers and subsidiary presidents, including the named executive officers, in the event their employment is involuntarily terminated in connection with a change in control of the Company.  Major provisions of the plan are as follows:

Under the Severance Plan, participants are grouped into three tiers of benefits, as selected and designated by the Compensation Committee. The Committee designated the following named executive officers to participate in the Severance Plan: Messrs. Brock and Smith, as Tier I Participants; and Messrs. Silvious, Dorris and Patek, as Tier II Participants.

Under the Severance Plan, if a participating executive's employment is terminated by the Company without cause or by the participant for good reason (as such terms are defined in the Severance Plan), and the termination occurs within a 24 month period following a change in control of the Company (or if the termination occurs prior to a change in control and it can reasonably be shown that the termination was in connection with the change in control), the participant will be entitled to certain severance payments and benefits (the "Change in Control  Severance Benefits").  The Change in Control Severance Benefits include lump sum cash payments of the following amounts: (1) a pro rata target annual bonus, (2) a severance payment equal to 3.0 times, in the case of a Tier I Participant, or 2.0 times, in the case of a Tier II Participant, or 1.5 times, in the case of a Tier III Participant, the participant's base salary and target annual bonus, and (3) a payment equal to the full cost to provide group health benefits to the participant for 36 months, in the case of a Tier I Participant, or 24 months, in the case of a Tier II Participant, or 18 months, in the case of a Tier III Participant (based on group health benefits sponsored by the Company and maintained by the participant as of the termination date).  In addition, all of the participant's outstanding stock options, restricted stock units and other stock awards with time-based vesting restrictions will become fully vested and exercisable, and all of the participant's outstanding performance-based stock awards will be deemed to have been fully earned as of the termination date based on an assumed achievement of all relevant performance goals at "target" level, and will payout within 60 days following the termination date.  The participant will also be eligible for 12 months following the termination date for up to $25,000 of outplacement services payable by the Company.

As a condition to receiving payments and benefits under the Severance Plan, a participant must enter into a separation agreement with the Company, which will contain a general release of claims and certain restrictive covenants, including non-competition, customer non-solicitation and employee non-recruitment, that will apply for a period of 12 months, in the case of a Tier I Participant, or eight months, in the case of a Tier II Participant or a Tier III Participant, following the participant's termination of employment.

The Severance Plan does not provide for any tax gross-ups.  In the event a participant would be subject to a 20% excise tax under Section 4999 of the Internal Revenue Code (imposed on individuals who receive compensation in connection with a change of control that exceeds certain specified limits), the payments and benefits to the participant would be reduced to the maximum amount that does not trigger the excise tax unless the participant would retain greater value (on an after-tax basis) by receiving all payments and benefits and paying all excise and income taxes.

In addition, our 2011 Incentive Plan provides that, regardless of a change in control, in the event of a termination of employment due to the death, disability or retirement (after reaching age 65), all outstanding stock options, restricted stock units and other stock awards with time-based vesting restrictions will become fully vested and exercisable, and all outstanding performance-based stock awards will be deemed to have been earned on a pro rata basis at "target" level of performance.

The following table sets forth the estimated payments and benefits to each of the named executive officers if their employment with the Company had been terminated under various circumstances as of December 31, 2017.

	Involuntary Termination or Voluntary Resignation without a Change in Control) ($)	Involuntary Termination in connection with Change in Control ($)		Termination Due to Death or Disability ($)
Mr. Brock
Severance Payment	--	2,892,306	(1)	--
Payment for Health Benefits	--	74,592	(2)	--
Value of Equity Acceleration	--	570,317	(3)	570,317	(3)
Outplacement Services	--	25,000		--
Total	--	3,562,215		570,317

Mr. Silvious
Cash Severance	--	828,000	(1)	--
Health Benefits	--	42,456	(2)	--
Value of Equity Acceleration	--	183,690	(3)	183,690	(3)
Outplacement Services	--	25,000		--
Total	--	1,079,146		183,690

Mr. Smith
Cash Severance	--	1,596,555	(1)	--
Health Benefits	--	25,740	(2)	--
Value of Equity Acceleration	--	209,898	(3)	209,898	(3)
Outplacement Services	--	25,000		--
Total	--	1,857,193		209,898

Mr. Dorris
Cash Severance	--	1,164,152	(1)	--
Health Benefits	--	--		--
Value of Equity Acceleration	--	379,959	(3)	379,959	(3)
Outplacement Services	--	25,000		--
Total	--	1,569,111		379,959

Mr. Patek
Cash Severance	--	975,670	(1)	--
Health Benefits	--	32,112	(2)	--
Value of Equity Acceleration	--	225,986	(3)	225,986	(3)
Outplacement Services	--	25,000		--
Total	--	1,258,768		225,986

(1)
Reflects severance payment equal to 3.0 times, in the case of Messrs. Brock and Smith, or 2.0 times, in the case of Messrs. Silvious, Dorris and Patek, the executive's base salary and target annual bonus.  No pro rata bonus for 2017 is reflected in this table, as the actual annual incentive earned by each named executive officer for 2017 is reflected in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table.

(2)	Reflects cash payment equal to the cost of health coverage for 36 months in the case of Messrs. Brock and Smith, or 24 months, in the case of Messrs. Silvious, Dorris and Patek.

(3)	Reflects the value (based upon the fair market value of Company common stock on December 31, 2017) of unvested RSUs that vest upon the designated event.

The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment including accrued salary, vacation pay, regular pension benefits, welfare benefits and 401(k) and nonqualified deferred compensation distributions. Amounts that would be distributed pursuant to our SERP for retirement eligible executives are indicated in the Nonqualified Deferred Compensation Plan table above.

DIRECTOR COMPENSATION

Name (1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
James B. Baker	70,000	65,000	135,000
William G. Dorey	22,500	115,000	137,500
Daniel K. Frierson	67,500	65,000	132,500
William D. Gehl	62,500	65,000	127,500
Charles F. Potts	12,500	115,000	127,500
William B. Sansom	27,500	115,000	142,500
Glen E. Tellock	62,500	65,000	127,500

(1)
Mr. Brock and Mr. Smith, two of our named executive officers, served as directors of the Company during 2017, but are not included in this section because they received no compensation for serving as directors of the Company.

(2)	Reflects annual retainers and supplemental retainers earned under the Company's director payment plan and paid in cash, as described below.

(3)
Reflects the grant date fair value of (i) restricted stock units awards granted as payment of each director's annual stock award, (ii) common stock awards granted as payment of the director's annual retainer, with respect to Messrs. Dorey and Sansom, and (iii) deferred stock awards granted as payment of the director's annual retainer, with respect to Mr. Potts, in each case pursuant to the Company's director compensation program, as described below.  The fair value of awards of common stock and deferred stock was determined by reference to the market price of the underlying shares on the grant date and in accordance with FASB ASC Topic 718.

The following table shows the aggregate number of restricted stock units and deferred stock awards held by each director who is not a named executive officer as of December 31, 2017:

Director	Restricted Stock Units	Deferred Stock Awards
Mr. Baker	1,019	--
Mr. Dorey	1,019	--
Mr. Frierson	1,019	5,966
Mr. Gehl	1,019	17,385
Mr. Potts	1,019	874
Mr. Sansom	1,019	--
Mr. Tellock	1,019	--

Material Terms of Director Compensation Plan

Our director compensation program provides for both cash and equity compensation for our non-employee directors.

Annual Retainers.  All non-employee directors receive an annual board retainer fee of $50,000, which they individually elect to receive in the form of cash, stock or deferred stock.

Supplemental Annual Retainers.  Any non-employee director who serves as the Board's non-Executive Chairman or Lead Director or serves on any Board committee receive a supplemental annual retainer as follows:

Service Description	Amount
Non-Executive Chairman	$30,000
Lead Director	$15,000
Audit Committee Chair	$15,000
Compensation Committee Chair	$10,000
Nominating and Governance Committee Chair	$10,000
Audit Committee member	$7,500
Compensation Committee member	$5,000
Nominating and Governance Committee member	$5,000

Annual Stock Award.  Each non-employee director receives a grant of restricted stock units equal in value to $65,000 on the grant date on the day following each year's annual shareholder meeting.  The restricted stock units vest and convert to shares of Company common stock on the day prior to the next Annual Meeting of shareholders, assuming the participants continued service as a director.

Non-employee directors could elect to defer the receipt of common stock received as payment of the annual retainer or due to the vesting restricted stock units issued as their annual stock award until the earlier of (i) his or her termination of service as a director, or (ii) another designated date at least three years after the date of such deferral election. If any dividends or other rights or distributions of any kind were distributed to shareholders prior to the non-employee director's receipt of his or her deferred shares, an amount equal to the cash value of such distribution was credited to a deferred dividend account for the non-employee director. The deferred dividend account provided the non-employee director with the right to receive additional shares of common stock having a fair market value as of the date of the dividend distribution equal to the cash value of the distributions.

The Compensation Committee requested that an updated evaluation of the compensation of outside directors be performed by an outside firm in 2018.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2017 and in this proxy statement.

COMPENSATION COMMITTEE

William G. Dorey (Chairman)
James B. Baker
William D. Gehl
Charles F. Potts

This Report of the Compensation Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

REPORT OF THE AUDIT COMMITTEE

Decisions and recommendations regarding the financial reporting procedures of the Company are made by the Audit Committee of the Board of Directors, which was comprised of Messrs. Baker, Dorey, Frierson, Gehl, Potts, Sansom and Tellock during the entire 2017 year.  The following report is not subject to incorporation by reference in any filings made by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

We, as a committee of the Board of Directors, oversee the Company's financial reporting process on behalf of the Board of Directors.  We operate under a written charter adopted by the Board of Directors.  This report reviews the actions we have taken with regard to the Company's financial reporting process during 2017 and the Company's audited consolidated financial statements as of and for the year ended December 31, 2017 included in the Company's Annual Report on Form 10-K for the year ended December 31, 2017.

In March 2004, the Board also designated us to serve as the Company's Qualified Legal Compliance Committee, or QLCC, in accordance with SEC rules and regulations. In our capacity as the QLCC, we are responsible for handling reports of a material violation of the securities laws or a breach of a fiduciary duty by the Company, its officers, directors, employees, or agents. In our capacity as the QLCC, we have the authority and responsibility to inform the Company's Chief Executive Officer of any violations.  We can determine whether an investigation is necessary and can take appropriate action to address these reports.  If an investigation is deemed necessary or appropriate, we have the authority to notify the Board, initiate an investigation and retain outside experts.

We are composed solely of independent directors, as that term is defined in Rule 5605(a)(2) of the Nasdaq Rules, and as independence for audit committee members is defined in the Nasdaq Rules.  None of the committee members is or has been an officer or employee of the Company or any of its subsidiaries or has engaged in any business transaction or has any business or family relationship with the Company or any of its subsidiaries or affiliates. Mr. Baker and Mr. Tellock have been designated by the Board as our financial experts.

The Company's management has the primary responsibility for the Company's consolidated financial statements and reporting process, including the systems of internal controls.  The Company's outside auditors are responsible for performing an independent integrated audit of the Company's consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board and issuing reports thereon.  Our responsibility is to monitor and oversee these processes and to recommend annually to the Board of Directors the independent auditors to serve as the Company's independent registered public accounting firm for the coming year.

We have implemented procedures to ensure that during the course of each year, we devote the attention that we deem necessary or appropriate to fulfill our oversight responsibilities under our charter.  To carry out our responsibilities, we met eight times during 2017.

In fulfilling our oversight responsibilities, we reviewed and discussed with management the audited consolidated financial statements to be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2017, including a discussion of the quality (rather than just the acceptability) of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements.

We reviewed with the Company's independent registered public accounting firm during 2017, KPMG LLP, as to their judgments about the quality (rather than just the acceptability) of the Company's accounting principles.  We discussed with KPMG LLP the matters required to be discussed pursuant to Public Company Accounting Oversight Board AS No. 1301 (Communication With Audit Committees). In addition, we discussed with KPMG LLP their independence from management and the Company, and we received and discussed with KPMG LLP the written disclosures and the letter from KPMG LLP required by the Public Company Accounting Oversight Board regarding their communications with us regarding their independence. We also considered whether the provision of services during 2017 by KPMG LLP that were unrelated to their audit of the consolidated financial statements referred to above and to their reviews of the Company's interim consolidated financial statements during 2017 was compatible with maintaining KPMG LLP's independence with respect to the time it was performing services for the Company.

Additionally, we discussed with the Company's internal auditors and independent registered public accounting firm the overall scope and plan for their respective audits.  We met with the independent registered public accounting firm, with and without management present, to discuss the results of their audits, their evaluations of the Company's internal controls over financial reporting and the overall quality of the Company's financial reporting.

In reliance on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

James B. Baker, Chairman
William G. Dorey
Daniel K. Frierson
William D. Gehl
Charles F. Potts
William B. Sansom
Glen E. Tellock

March 9, 2018

TRANSACTIONS WITH RELATED PERSONS

The Company recognizes that transactions between the Company and any of its related persons (as such term is defined in Item 404(a) of Regulation S-K) can present potential or actual conflicts of interest or create the appearance that Company decisions are based on considerations other than the best interests of the Company and its shareholders.  Therefore, as a general matter, it is the Company's preference to avoid such transactions.  Nevertheless, the Company recognizes that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of the Company.  Therefore, the Company has adopted a written policy with respect to related person transactions which requires either the Company's Audit Committee or the Company's Compensation Committee to review and, if appropriate, to approve or ratify any such transactions.  Pursuant to the Company's written policy, any transaction in which the Company is or will be a participant and the amount involved exceeds $120,000, and in which any of the Company's related persons had, has or will have a direct or indirect material interest, must be reviewed, and if appropriate, approved or ratified by either the Audit Committee or the Compensation Committee.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us with respect to beneficial ownership of Company's Common Stock as of February 20, 2018, by the following individuals or groups:

•	each of our current directors, nominees for director, and Named Executive Officers individually;
•	all our directors and executive officers as a group; and
•	each person (or group of affiliated persons) known by us to own beneficially more than 5% of our outstanding common stock.

The percentage of beneficial ownership of common stock is based on 23,081,801 shares deemed outstanding as of February 20, 2018. In preparing the following table, we relied upon statements filed with the SEC by beneficial owners of more than 5% of the outstanding shares of our common stock pursuant to Section 13(d) or 13(g) of the Exchange Act, unless we knew or had reason to believe that the information contained in such statements was not complete or accurate, in which case we relied upon information that we considered to be accurate and complete. We have determined beneficial ownership in accordance with the rules of the SEC. Except as otherwise indicated, we believe, based on information furnished to us, that the beneficial owners of the common stock listed below have sole voting power and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws.

Name and Address[1]	Shares Beneficially Owned[2]	Percent of Class
Directors, Nominees and Named Executive Officers:
Benjamin G. Brock	190,939	--%
David C. Silvious	1,433	--
W. Norman Smith[3]	104,384	--
Richard J. Dorris[4]	10,113	--
Richard A. Patek[5]	5,114	--
William B. Sansom	25,545	--
Daniel K. Frierson[6]	8,694	--
Glen E. Tellock	10,768	--
William D. Gehl[7]	8,803	--
James B. Baker	7,138	--
William G. Dorey	12,311	--
Charles F. Potts	4,239	--
All directors, nominees and executive officers as a group[8]	395,984	1.7%

5% Shareholders
BlackRock, Inc.[9]	2,506,191	10.9%
Vanguard Group, Inc.[10]	1,932,763	8.4%
Gabelli Funds, Inc.[11]	1,846,739	8.0%
Division of Investment, Department of Treasury, State of New Jersey[12]	1,564,000	6.8%
Dimensional Fund Advisors LP13	1,677,386	7.3%
Stifel, Nicolaus & Company, Incorporated[14]	1,601,142	6.9%

1 Except as otherwise noted, the address of each beneficial owner listed in the table is c/o Astec Industries, Inc. at 1725 Shepherd Road, Chattanooga, Tennessee 37421.

2 The amounts of the Company's Common Stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities.  The beneficial owner has both voting and dispositive power over the shares of Common Stock, unless otherwise indicated.  As indicated, certain of the shares included are beneficially owned by the holders by virtue of their ownership of rights to acquire such shares pursuant to deferred stock rights and restricted stock units.  Unless indicated in the table, the number of shares included in the table as beneficially owned by a director, nominee or officer does not exceed one percent of the Common Stock of the Company outstanding on February 20, 2018.

3 Mr. Smith is the Company Vice Chairman of the Company and Vice Chairman of the Board.  Beneficially owned shares include 3,588 of restricted stock units that convert to shares of Common Stock on a future date, subject to earlier settlement upon retirement.

4 Mr. Dorris is the Executive Vice President and Chief Operating Officer of the Company.  Beneficially owned shares include 1,031 of restricted stock units that convert to shares of Common Stock on February 28, 2018.

5 Mr. Patek is the Group President-Aggregate and Mining International of the Company.  Beneficially owned shares include 638 of restricted stock units that convert to shares of Common Stock on February 28, 2018.

6 Includes 1,874 deferred stock rights, each of which represents the right to receive one share of Common Stock within 30 days of termination of service as a director.

7 Includes 7,324 deferred stock rights, each of which represents the right to receive one share of Common Stock within 30 days of termination of service as a director.

8 Includes 460 shares of Common Stock held in the Company's 401(k) Plan, 9,560 deferred rights to shares of Common Stock and 10,185 restricted stock units which convert to shares of Common Stock on a future designated date, subject to earlier settlement upon retirement.

9 The number of shares reported and the information included in this footnote were derived from a Schedule 13G/A filed with the SEC on January 19, 2018 by BlackRock, Inc. According to the Schedule 13G/A, BlackRock, Inc. beneficially owns 2,506,191 shares, with sole dispositive power over all such shares and sole voting power over 2,457,869 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY  10055.

10  The number of shares reported and the information included in this footnote were derived from a Schedule 13G/A filed with the SEC on February 12, 2018 by The Vanguard Group, Inc. According to the Schedule 13G/A, The Vanguard Group, Inc. beneficially owns 1,932,763 shares, with sole voting power over 31,401 shares, shared voting power over 5,800 shares, sole dispositive power over 1,897,262 shares, and shared dispositive power over 35,501 shares. The address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

11  The number of shares reported and the information included in this footnote were derived from separate Schedule 13F-DRs filed with the SEC on February 2, 2018 by Gabelli Funds LLC ("Gabelli") and GAMCO Investors, Inc. et al ("GAMCO").  According to the Schedule 13F-DRs filed, Gabelli beneficially owns 600,200 shares, with sole voting and dispositive power over all such shares and GAMCO beneficially owns 1,246,539 shares with sole dispositive power over all such shares and sole voting power over 1,125,239 shares.  The address for each of Gabelli and GAMCO is One Corporate Center, Rye, New York 10580.

12 The number of shares reported and the information included in this footnote were derived from a Schedule 13G/A filed with the SEC on January 10, 2018 by the Division of Investment, Department of Treasury, State of New Jersey. According to the Schedule 13G/A, the Division of Investment, Department of Treasury, State of New Jersey beneficially owns 1,564,000 shares, with sole dispositive power and sole voting power over all such shares. The address for the Division of Investment, Department of Investment, State of New Jersey is 50 West State Street, 9th Floor, PO Box 290, Trenton, NJ 08625-0290.

13 The number of shares reported and the information included in this footnote were derived from a Schedule 13G filed with the SEC on February 9, 2018 by Dimensional Fund Advisors LP ("Dimensional"). According to the Schedule 13G, Dimensional, a registered investment adviser, may be deemed to have beneficial ownership of 1,677,386 shares, which are held by certain investment companies, trusts and accounts for which Dimensional serves as investment manager, adviser or sub-adviser. Dimensional has sole dispositive power over all such shares and sole voting power over 1,589,408 shares. Dimensional disclaims beneficial ownership of all such shares.  The address for Dimensional is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

14 The number of shares reported and the information included in this footnote were derived from a Schedule 13G filed with the SEC on December 12, 2017 by Stifel, Nicolaus & Company, Incorporated. According to the Schedule 13G, Stifel, Nicolaus & Company, Incorporated beneficially owns 1,601,142 shares, with sole dispositive power and sole voting power over all such shares. The address for Stifel, Nicolaus & Company, Incorporated is 501 North Broadway, St. Louis, MO  63102.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and persons who own beneficially more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership of such stock with the Securities and Exchange Commission, and to furnish the Company with copies of all Section 16(a) forms they file.  In addition, Item 405 of Regulation S-K requires the Company to identify in this Proxy Statement any person that may have failed to file a Section 16(a) form in a timely manner.  Based solely upon information provided to the Company by each such person, the Company believes that its directors, executive officers and greater than 10% shareholders timely complied with all applicable Section 16(a) filing requirements during 2017.

AUDIT MATTERS

KPMG LLP ("KPMG") has served as the Company's independent registered public accounting firm since January 1, 2015.  Representatives of KPMG are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services rendered by KPMG for the audit of the Company's annual consolidated financial statements for the years ended December 31, 2017 and 2016 and fees billed for other services rendered by the firm during 2017 and 2016.

	2017	2016
Audit Fees(1)	$2,187,000	$2,322,516
Audit-Related Fees(2)	741	--
Tax Fees(3)	--	7,396
All Other Fees	--	--
Total:	$2,187,741	$2,329,912

(1)
Audit Fees consisted of professional services performed for the integrated audit of the Company's annual consolidated financial statements and the required review of consolidated financial statements included in the Company's Form 10-Q filings, as well as fees for subsidiary statutory audits.

(2)	Audit related fees are for certification work performed related to royalty payments between Company subsidiaries.

(3)	Tax Fees consisted of fees for tax compliance and tax consulting services.

Audit Fee Approval

The Company's Audit Committee preapproved all audit fees, audit related fees and tax fees that were paid to KPMG LLP in 2017 and 2016.

Audit Committee Pre-Approval Policy

Since October 24, 2002, the Company's Audit Committee has approved all fees for audit and non-audit services of the Company's independent registered public accounting firm prior to engagement.  It is the policy of the Audit Committee, as set forth in the Audit Committee Charter, to pre-approve, to the extent required by applicable law, all audit and non-audit services provided to the Company by its independent registered public accounting firm. In accordance with applicable law, the Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant the required pre-approvals, provided that the decisions of any member(s) to whom such authority is delegated to pre-approve an activity shall be presented to the full Audit Committee at its next regularly scheduled meeting. The Audit Committee has delegated to each of its members the authority to grant the required pre-approvals for any engagement that does not exceed twenty-five thousand dollars ($25,000).

Audit Committee Review

The Company's Audit Committee has reviewed the services rendered and the fees billed by KPMG LLP for the year ended December 31, 2017.  The Audit Committee has determined that the services rendered and the fees billed in 2017 that were not related to the audit of the Company's consolidated financial statements are compatible with the independence of KPMG LLP as the Company's independent registered public accounting firm.

SOLICITATION OF PROXIES

The costs of soliciting proxy appointments will be paid by the Company.  The Company's directors, officers and employees may solicit proxies in person or by telephone, mail, facsimile, internet or otherwise, but they will not receive additional compensation for their services.  The Company may request brokers holding stock in their names, or the names of nominees, to forward proxy soliciting material to the beneficial owners of such stock and will reimburse such brokers for their reasonable expenses.

CERTAIN MATTERS RELATING TO PROXY MATERIALS AND ANNUAL REPORTS

The delivery rules regarding proxy statements and annual reports may be satisfied by delivering a single copy of a proxy statement and annual report or notice of availability of these materials to an address shared by two or more shareholders. This method of delivery is referred to as "householding." Currently, the Company is not householding for registered shareholders, but brokers, dealers, banks or other entities which hold Common Stock in "street name" for beneficial owners of Common Stock and which distribute proxy statements and annual reports or notice of availability of these materials they receive to beneficial owners may be householding. Such brokers, dealers, banks or other entities may deliver only one proxy statement and annual report or notice of availability to certain multiple shareholders who share an address, unless the Company or such other distributor has received contrary instructions from one or more of those shareholders. The Company undertakes to deliver promptly upon request a separate copy of the proxy statement and/or annual report or notice of availability of these materials to a shareholder at a shared address to which a single copy of these documents was delivered. If you hold shares of Common Stock as a registered shareholder and prefer to receive separate copies of a proxy statement or annual report or notice of availability either now or in the future, please send a written request to the Corporate Secretary, Astec Industries, Inc. at 1725 Shepherd Road, Chattanooga, Tennessee 37421. Shareholders who hold Common Stock through a broker, dealer, bank or other entity, who share an address and are receiving multiple copies of annual reports or proxy statements or notices of availability and who prefer to receive a single copy of such material, either now or in the future, can request delivery of a single copy of a proxy statement, annual report and/or or notice of availability, as requested, by contacting such broker, dealer, bank or other entity.

Our Annual Report and Proxy Statement will also be available on the web prior to our Annual Meeting.  Once posted, you will be able to access, view and download this year's Annual Report and Proxy Statement on the web at www.proxyvote.com.

OTHER MATTERS

Management does not know of any other matters to be brought before the meeting other than those referred to above.  If any matters which are not specifically set forth in the form of proxy appointment and this Proxy Statement properly come before the meeting, the persons appointed as proxies will vote thereon in accordance with their best judgment.

SHAREHOLDER PROPOSALS

Proposals of shareholders of the Company, made pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, intended to be presented for consideration at the 2019 Annual Meeting of Shareholders of the Company must be received by the Company at its principal executive offices on or before November 12, 2018 in order to be included in the Company's proxy statement and form of proxy relating to the 2019 Annual Meeting of Shareholders.

Any other matter proposed by shareholders to be discussed at the 2019 Annual Meeting of Shareholders may be so discussed if (i) the proposal is received by the Company on or before January 26, 2019 and (ii) the Company in its sole discretion and in accordance with applicable law, approves discussion of the matter at the 2019 Annual Meeting of Shareholders.  Any shareholder proposal not received prior to January 26, 2019 will be considered untimely and, if such proposal is nonetheless presented at the 2019 Annual Meeting of Shareholders, then the proxy holders will be able to vote your shares on any such proposal to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended.

 ANNUAL REPORT

The Company's consolidated financial statements and other financial information for the year ended December 31, 2017 may be found in the Company's 2017 Annual Report, which has been made available to all shareholders. The 2017 Annual Report does not form any part of the material for the solicitation of proxies.

ANY SHAREHOLDER WHO HAS NOT RECEIVED A COPY OF OUR MOST RECENT ANNUAL REPORT ON FORM 10-K, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES, AS FILED WITH THE SEC SHALL BE FURNISHED A COPY WITHOUT CHARGE UPON WRITTEN REQUEST. PLEASE DIRECT YOUR WRITTEN REQUEST TO THE CORPORATE SECRETARY, ASTEC INDUSTRIES, INC. AT 1725 SHEPHERD ROAD, CHATTANOOGA, TENNESSEE 37421.

*** Exercise Your *Right* to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 26, 2018.

ASTEC INDUSTRIES, INC.

ASTEC INDUSTRIES, INC.
ATTN: STEPHEN C. ANDERSON
1725 SHEPHERD ROAD
CHATTANOOGA, TN 37421

Meeting Information

Meeting Type: Annual Meeting
For holders as of: February 20, 2018
Date: April 26, 2018 **Time:** 10:00 A.M. EDT
Location: Astec, Inc.
4101 Jerome Ave.
Chattanooga, Tennessee

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

E35500-P01335

— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT   ANNUAL REPORT

How to View Online:

Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com*.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 12, 2018 to facilitate timely delivery.

— How To Vote —

Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to *www.proxyvote.com*. Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

E35501-P01335

Voting Items

The Board of Directors recommends that you vote FOR all nominees on the following proposal:

1. To elect as directors the nominees listed below:

   Nominees:

   01) Daniel K. Frierson
   02) Glen E. Tellock
   03) James B. Baker

The Board of Directors recommends you vote FOR the following proposal:

The Board of Directors recommends you vote FOR the following proposal:

E35502-P01335

ASTEC INDUSTRIES, INC.
ATTN: STEPHEN C. ANDERSON
1725 SHEPHERD ROAD
CHATTANOOGA, TN 37421

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E35498-P01335 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

ASTEC INDUSTRIES, INC.

Vote on Proposal 1:

The Board of Directors recommends that you vote FOR all nominees on the following proposal:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. To elect as directors the nominees listed below:

Nominees:

01) Daniel K. Frierson
02) Glen E. Tellock
03) James B. Baker

Vote on Proposal 2:

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. To approve the Compensation of the Company's named executive officers.	☐	☐	☐

Vote on Proposal 3:

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
3. To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for fiscal year 2018.	☐	☐	☐

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Shareholder(s). **If no direction is made, this proxy will be voted FOR proposals 1, 2 and 3.** If any other matters properly come before the meeting, the person named in this proxy will vote in their discretion.

(**NOTE:** Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

You can now access your ASTEC INDUSTRIES, INC. account online.

Access your Astec Industries, Inc. shareholder account online via Investor Center™.

The transfer agent for Astec Industries, Inc. now makes it easy and convenient to get current information on your shareholder account.

- View account status
- View certificate history
- View book-entry information
- View payment history for dividends
- Make address changes
- Obtain a duplicate 1099 tax form
- Establish/change your PIN

Visit us on the web at www.computershare.com/Investor

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

FOLD AND DETACH HERE

E35499-P01335

ASTEC INDUSTRIES, INC.
ANNUAL MEETING OF SHAREHOLDERS
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints W. Norman Smith and Stephen C. Anderson and each of them, with individual power of substitution, proxies to vote all shares of the Common Stock of Astec Industries, Inc. (the "Company") that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held in Chattanooga, Tennessee on April 26, 2018 and at any adjournment thereof, as listed on the reverse side.

For participants in the Company's 401(k) Retirement Plan, as amended and restated ("Plan"), this card also provides voting instructions to the Trustee under the Plan for the undersigned's allowable portion, if any, of the total number of shares of Common Stock of the Company held by such Plan as indicated on the reverse side hereof. These voting instructions are solicited and will be carried out in accordance with the applicable provisions of the Plan.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED ON THE REVERSE SIDE; FOR PROPOSALS 2 AND 3; AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side